UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

OPLINK COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0411346
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

46335 Landing Parkway, Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:	None

EXPLANATORY NOTE

This Amendment No. 2 to Registration Statement on Form 8-A is being filed to amend the description of the securities registered pursuant to the Registration Statement on Form 8-A filed by Oplink Communications, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on September 19, 2012, as amended by Amendment No. 1 to Registration Statement on Form 8-A filed by the Company with the SEC on November 19, 2014 (as amended, the “Form 8-A”). The Form 8-A was filed with respect to the preferred stock purchase rights issued pursuant to that certain Rights Agreement by and between the Company and Computershare Shareowner Services LLC, as rights agent (the “Rights Agent”), dated September 18, 2012, as amended by the First Amendment to Rights Agreement by and between the Company and the Rights Agent, dated as of November 18, 2014. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Rights Agreement.

ITEM 1.    DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Item 1 of the Form 8-A is amended and supplemented by inserting the following section immediately following the last paragraph in the section titled “Amendment to Rights Agreement”:

Termination of Rights Agreement

In accordance with the terms of the Merger Agreement, on December 23, 2014, Purchaser was merged with and into the Company. Pursuant to Section 7(a)(i) of the Rights Agreement, as amended by the Rights Amendment, the Rights Agreement expires and terminates immediately prior to the Effective Time (as defined in the Merger Agreement). Accordingly, the Rights Agreement has terminated and is of no further force or effect. Furthermore, the Rights have expired and are no longer outstanding.

ITEM 2.    EXHIBITS.

Exhibit	Description

3.1

Certificate of Designation with respect to the Series A Junior Participating Preferred Stock of Oplink Communications, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on September 19, 2012).

4.1

Rights Agreement, dated as of September 18, 2012, between Oplink Communications, Inc. and Computershare Shareowner Services LLC, as Rights Agent, which includes the Form of Certificate of Designations, the Form of Rights Certificate, and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 19, 2012).

4.2

First Amendment to Rights Agreement, dated as of November 18, 2014, between Oplink Communications, Inc. and Computershare Inc. (as successor to Computershare Shareowner Services LLC), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 19, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OPLINK COMMUNICATIONS, INC.

	By:	/s/ Stephen M. Welles
		Name:	Stephen M. Welles
		Title:	Senior Vice President and General Counsel

Date: December 23, 2014

EXHIBIT INDEX

Exhibit	Description

3.1

Certificate of Designation with respect to the Series A Junior Participating Preferred Stock of Oplink Communications, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on September 19, 2012).

4.1

Rights Agreement, dated as of September 18, 2012, between Oplink Communications, Inc. and Computershare Shareowner Services LLC, as Rights Agent, which includes the Form of Certificate of Designations, the Form of Rights Certificate, and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 19, 2012).

4.2

First Amendment to Rights Agreement, dated as of November 18, 2014, between Oplink Communications, Inc. and Computershare Inc. (as successor to Computershare Shareowner Services LLC), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 19, 2014).